AMENDED AND RESTATED
DIRECTOR AGREEMENT

This Amended and Restated Director Agreement (“Agreement”) is entered into by and between PREMIER POWER RENEWABLE ENERGY, INC., a Delaware corporation (hereinafter referred to as PPRE), and Tommy Ross (hereinafter referred to as ROSS) and replaces in its entirety the Director Agreement dated March 23, 2009 (the “Original Agreement”) and previously executed by the parties to this Agreement.  This Agreement is dated as of March 25, 2010.

WHEREAS, PPRE is a corporation duly organized and existing under the laws of the State of Delaware.

WHEREAS, ROSS was elected to serve on PPRE’s Board of Directors (hereinafter referred to as BOARD) on March 18, 2009.

WHEREAS, the parties now desire to enter into this Agreement to memorialize the parties’ understandings and agreements regarding amendments to the Original Agreement in connection with ROSS’ service on the BOARD.

NOW IN CONSIDERATION FOR THE MUTUAL PROMISES, COVENANTS, AND CONDITIONS CONTAINED HEREIN, IT IS AGREED AS FOLLOWS:

1.  ROSS hereby agrees to accept his membership on the BOARD and to dutifully serve.  ROSS agrees to continue to accept his election of said member of the BOARD and to so serve for a period of no less through March 11, 2011, subject to re-election by the required vote of PPRE shareholders at the annual meeting of shareholders.

2.  ROSS shall be required to attend at least Two (2) “In Person” BOARD Meetings, and two (2) additional Telephonic BOARD Meetings per year.

3.  PPRE shall pay to ROSS as and for his compensation to serve as a member of its BOARD the following:

a.  Two Thousand Five Hundred Dollars ($2,500.00) per BOARD Meeting attended In Person or Telephonically, plus travel expenses to and back from a BOARD Meeting attended In Person.  Such Travel shall include a Coach Air Line Ticket, and “On Ground” transportation, to and from the respective Airports and BOARD Meeting Rooms.  A BOARD Meeting attended Telephonically for which compensation under this Paragraph 3(a) is due shall be a meeting considered, at PPRE’s sole discretion, to be of substantive significance and not incidental to ROSS' role on the BOARD.

b.  The right to receive Fifty Thousand (50,000) of Common Class “A” Voting Stock.  Said Stock shall vest to ROSS as follows:

i)	Upon the completion of the first year of service on the BOARD, 33% of the total shares due to ROSS shall vest,
ii)	Upon the completion second full year of service on the BOARD 33% of the total shares due to ROSS shall vest,
iii)	The remaining shares shall vest to ROSS upon the completion of third full year of service.

c.  One Thousand Dollars ($1,000) per month of service on the BOARD, commencing with the date of this Agreement.

For purposes of this Provision, ROSS shall be required to use reasonable best efforts to serve at each of the BOARD Meetings described in Paragraph 2 above, in order for said shares to vest.

However notwithstanding the foregoing, should the shareholders, for any reason, other than for cause, fail or refuse to nominate and elect ROSS, after his first full year of service as a member of the BOARD, then so long as ROSS remains ready, willing and able to so serve, he shall be deemed to have so satisfied the provisions of attendance and dutiful service so as to obtain the herein described shares.

The shareholders failure or refusal to nominate and elect ROSS shall be considered “for cause” if any of the following events are discovered and or occur:

x.  ROSS either fails to attend, or fails to act in a responsible and professional manner at each such subject BOARD Meeting, and/or
y.  ROSS commits a felony or some other act against public and/or moral decency which would cast a negative publicity light or stigma on the PPRE, and/or
z.  ROSS breaches the fiduciary obligation that he owes to PPRE by virtue of the fact that his is an elected member of the BOARD by disclosing any Corporate proprietary information to any third party, and/or conducts any deal and/or transaction that in any way conflicts and or competes with the business of PPRE.

4.  In addition to the compensation provided above, PPRE shall maintain, at its own costs and expense, Directors Errors and Omission Insurance in an amount of no less than Five Million Dollars ($5,000,000), specifically including ROSS and the other BOARD Members as insured.  Should the subject insurance coverage not be sufficient to cover any losses occasioned by actions of the BOARD, then PPRE agrees to indemnify and hold ROSS harmless from and against any loss, damages, costs, expenses, liabilities, and or causes of action, which may arise as a result of his dutiful and responsible performance of his duties as a member of the BOARD.

5.  MISCELLANEOUS PROVISIONS:

a.          The parties hereto agree to execute any and all documents necessary to effectuate the intent of this Agreement.  Furthermore, the parties hereto agree to comply with all statutory requirements with respects to the transfer of the instant shares.

b.           This Agreement shall be the full and final Agreement between the parties and shall constitute the full and final Agreement between the parties with respect to the subject matter of this Agreement.  This Agreement shall supersede any prior or contemporaneous Agreement, oral or written, between the parties.

c.           If any provision of this Agreement shall be found to be invalid or unenforceable in any respect, the remainder of the Agreement shall remain in full force and effect.  The Agreement shall be interpreted to provide a full and reasonable commercial interpretation.

d.           Any and all modifications to this Agreement must be undertaken in writing and signed by all parties.

e.           This Agreement shall be interpreted according to the laws of the State of California.  If any suit or litigation is instituted it shall be brought in Sacramento, California.  The prevailing party in any such litigation shall be entitled to their reasonable attorney’s fees and costs.

f.            All parties warrant that they possess the full authority and capacity to enter into this Agreement and bind their respective associates.

g.   This Agreement may not be assigned by ROSS and services contracted for herein are specific to ROSS and may not delegated and or assigned to any other person other than ROSS.

PREMIER POWER RENEWABLE	TOMMY ROSS
ENERGY, INC.

/s/ Dean Marks	/s/ Tommy Ross
By: Dean Marks
Its: Chief Executive Officer